UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 5, 2004


                        Media and Entertainment.com, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Nevada                    000-32231              52-2236253
  (State or other jurisdiction        (Commission            (IRS Employer
        of incorporation)             File Number)        Identification No.)


   10120 S. Eastern Avenue, Suite 200, Las Vegas, NV             89052
- --------------------------------------------------------------------------------
        (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:  (702) 492-1282

                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

SECTION 5 CORPORATE GOVERNANCE AND MANAGEMENT

ITEM  5.02(c) Appointment of Principal Officers

(1) On November 5, 2004, Jeffrey B. McConnell ("McConnell") was appointed as Chief Operating Officer and Chief Financial Officer of Media and
Entertainment.com, Inc. (the "Company") by the unanimous approval of the Board of Directors of the Company.

(2) Jeffrey B. McConnell, age 45, has been Chief Operating Officer and Chief Financial Officer since his appointment on November 5, 2004. From August 2003 until joining the Company, Mr. McConnell was a financial and operational consultant in e-commerce, with an emphasis on electronic payment processing and money transfer. Prior thereto, from July 2001 he was employed by PRG Schlutz, the world leader in recovery auditing, most recently as Senior Vice President - Audit Development and Strategic Analysis. From February 2001 to July 2001 Mr. McConnell was a consultant to PRG Schultz's Commercial Division. From December 2000 to January 2001, Mr. McConnell was Vice President - Business Analysis and Producer Development for Empire Insurance, an insurance subsidiary of Leucadia National. Additionally, Mr. McConnell has over 20 years of experience including senior financial and operating roles at MoneyGram Payment Systems, Integon, Western Union and American Express.

Other than as described in Subsection (3) below, there are no agreements between the Company and Mr. McConnell.

(3) McConnell entered into an at-will employment agreement (the "Employment Agreement") with the Company dated October 8, 2004, subject to Board approval as set forth above. Mr. McConnell's base salary is $200,000 per year and he is entitled to an annual incentive bonus with payout potential of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. McConnell agreed to defer $5,000 per month of base salary until the next funding occurs or January 1, 2005, whichever comes first.

McConnell received qualified incentive stock options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.00 per share in accordance with the Company's Employee Stock Option Plan. 10% of the options vested immediately upon the signing of the Employment Agreement and the remaining options shall vest at the rate of 1/12th per month for 12 months. In addition, McConnell received 750,000 shares of stock options upon the signing of the Employment Agreement at an exercise price of $.01, in which 1/3 vested upon the signing of the Employment Agreement, 1/3 will vest at the closing of the next round of financing or January 1, 2005, whichever is earlier, and the remaining 1/3 will vest when the cumulative Company revenues exceed $5,000,000 or December 31, 2005, whichever is earlier.

McConnell is eligible to participate in the Company's current benefit plans and will be able to participate in future benefit plans as they are implemented on terms similar to those offered to the Chairman of the Board and CEO. In addition, McConnell will be entitled to four (4) weeks paid vacation per year.

McConnell may engage in such personal, noncompetitive business, civic, charitable and/or religious activities as he may deem appropriate, provided that the activities do not materially interfere or conflict with his responsibilities to, or his ability to perform his duties of employment as a full-time employee under the Employment Agreement.

If McConnell is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement), he will be entitled to severance of his base salary prorated through the date of termination. If McConnell is terminated without Cause (as defined in the Employment Agreement) or resigns with Good Reason (as defined in the Employment Agreement), he will be entitled to severance of his base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

McConnell is required to keep all confidential and/or proprietary information as being strictly confidential and may not disclose such information except in the furtherance of the Company's business. In addition, McConnell may not engage in or have any direct interest in any person, firm, corporation or business that is directly competitive with the business of the Company. However, McConnell may own not more than 20% of the securities of any company, private or publicly traded.


SECTION 9- FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit Number          Description

*10.1                   Employment Agreement for Jeffrey B. McConnell

*Filed herewith.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           MEDIA AND ENTERTAINMENT.COM, INC.
                                           (Registrant)


Date: November 9, 2004                     By: /s/ Winston Johnson
                                               -----------------------
                                               Winston Johnson
                                               Chief Executive Officer